                                                                                                                      EXECUTION VERSION

Standby Letter of Credit Agreement

(Committed/Secured)

February 23, 2021

364-DAY STANDBY LETTER OF CREDIT AGREEMENT (the “Agreement”), dated as of February 23, 2021, by and among EVEREST REINSURANCE (BERMUDA), LTD., a company incorporated and existing under the laws of Bermuda (the “Account Party”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

1.            DEFINED TERMS.

(a)           Definitions.  For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“A.M. Best” means A.M. Best Company, Inc.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Account Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, rules and regulations applicable to the Account Party or any of its Subsidiaries from time to time concerning or relating to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Application” has the meaning set forth in Section 2(a).

“Annual Statement” means, with respect to the Account Party for any fiscal year, the annual financial statements of the Account Party as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Bankruptcy Law” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, modified, succeeded or replaced from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or any state thereof, Bermuda or any other foreign or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Business Day” means (i) any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, Hamilton, Bermuda and New York City, New York, are open for the conduct of their commercial banking business and (ii) when used in connection with a Letter of Credit denominated in Canadian dollars, such day is also a day on which banks are open for dealings in deposits in Canadian dollars in both Toronto and Montreal.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 90 days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least A 1 or the equivalent thereof by Standard & Poor’s or at least P 1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clauses (i) through (iv) above.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. federal or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means February 23, 2021.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.

“Collateral Value” for any Business Day shall be calculated as set forth on Attachment A to Exhibit B.

“Collateral Value Certificate” means a certificate substantially in the form attached as Exhibit B.

“Commitment” means the obligation of Bank to Issue Letters of Credit for the account of the Account Party hereunder in an aggregate principal amount at any time outstanding not to exceed $50,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

“Commitment Fee” has the meaning specified in Section 2(i) hereto.

“Commitment Termination Date” means the earliest to occur of (a) February 22, 2022, (b) the date of termination of the entire Commitment by the Account Party pursuant to Section 2(h), and (c) the date of termination of the Commitment pursuant to Section 11(a).

“Control Agreement” means the control agreement among Custodian, Bank and the Account Party, as amended, supplemented or restated from time to time, pursuant to which a lien on one or more Custodial Accounts and the contents thereof and all security entitlements related thereto securing the Obligations is perfected in favor of Bank.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Annex A to Exhibit A.

“Credit Documents” means, collectively, this Agreement, the Letter of Credit Documents and each Security Document.

“Custodial Account” means each custodial, brokerage or similar account of the Account Party maintained by the Custodian as a “securities account” within the meaning of Section 8-501(a) of the UCC for the Account Party as the “entitlement holder” within the meaning of Section 8-102(7) of the UCC pursuant to a custodial agreement, on which (and on the contents of which) a lien has been granted as security for the Obligations.

“Custodian” means The Bank of New York Mellon (in its capacity as custodian of the Custodial Accounts).

“Default” means any of the events specified in Section 10 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (A) debt securities or (B) any Capital Stock referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the Final Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollar Amount” means, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” or “$” means dollars of the United States of America.

“Draw Date” has the meaning specified in Section 2(b)(i).

“Due Date” has the meaning specified in Section 2(b)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“Event of Default” has the meaning specified in Section 10.

“Exchange Act” means the Securities Exchange Act of 1934.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.

“Final Expiry Date” means the date when the Final Maturity Date has occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Credit Documents have been paid in full.

“Final Maturity Date” means the first anniversary of the Commitment Termination Date.

“Financial Strength Rating” means, as to any Person, the rating that has been most recently announced by A.M. Best as the “financial strength rating” of such Person.

“Fiscal Year” means the fiscal year of the Account Party and its Subsidiaries.

“Foreign Currency” means Canadian dollars.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, including any swap agreement (as defined in 11 U.S.C. § 101).

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include Bank or any affiliate of Bank).

“Indebtedness” means, with respect to any Person (without duplication), (i) all indebtedness of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital or finance leases, to the extent such obligations are required to be so recorded, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) the Hedge Termination Value of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (x) all Contingent Obligations of such Person in respect of Indebtedness of other Persons and (xi) all indebtedness referred to in clauses (i) through (x) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Instructions” has the meaning set forth in Section 2(a).

“Insurance Regulatory Authority” means, with respect to the Account Party, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over the Account Party, in each other jurisdiction in which the Account Party conducts business or is licensed to conduct business.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the stated amount of, such Letter of Credit.  The terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.

“Letters of Credit” means the collective reference to standby letters of credit Issued pursuant to Section 2.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any Applications, agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

“Letter of Credit Fee” has the meaning specified in Section 2(i)(iii) hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Material Adverse Effect” means a material adverse effect upon (i) the financial condition, operations, business, properties or assets of the Account Party and its Subsidiaries, taken as a whole, (ii) the ability of the Account Party to perform its respective payment or other material obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of Bank hereunder and thereunder.

“Non-Extension Notice Date” has the meaning given to such term in Section 2(g).

“Notice of Non-Extension” has the meaning given to such term in Section 2(g).

“Obligations” means all obligations and liabilities (including any interest and fees accruing after the filing of a petition or commencement of a case by or with respect to the Account Party seeking relief under any applicable Bankruptcy Laws, whether or not the claim for such interest or fees is allowed in such proceeding), including without limitation, reimbursement and other payment obligations and liabilities, of the Account Party to Bank arising under, or in connection with, the applicable Credit Document, including, without limitation, Section 5 below, any Application or any Letter of Credit, in each case whether matured or unmatured, absolute or contingent, now existing or hereafter incurred.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief executive officer, the chief financial officer, vice president—finance, principal accounting officer, treasurer or assistant treasurer of the Account Party substantially in the form attached as Exhibit A, together with a Covenant Compliance Worksheet.

“Other Taxes” has the meaning specified in Section 2(c).

“Outstanding Letters of Credit” means, as of any date, the sum of (a) the Stated Amount of all outstanding Letters of Credit at such time and, without duplication, (b) all reimbursement obligations in respect of Letters of Credit at such time.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” has the meaning specified in Section 2(b)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledge Agreement” means the Pledge and Security Agreement, dated as of the date hereof, made by the Account Party in favor of Bank, as amended, supplemented or restated from time to time.

“Prime Rate” means that rate of interest most recently announced within Bank at its principal office as its “Prime Rate”, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and evidenced by the recording thereof in such publication or publications as Bank may designate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Statement” means, with respect to the Account Party for any fiscal quarter, the quarterly financial statements of the Account Party as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Requirement of Law” means, with respect to any Person, the charter, articles, constitution or certificate of organization or incorporation and bye-laws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Account Party and reasonably acceptable to Bank; provided that, to the extent requested thereby, Bank shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer.  Any document delivered hereunder or under any other Credit Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Revaluation Date” means with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing or decreasing the Stated Amount thereof, (iii) each date of any payment by the Bank under any Letter of Credit denominated in a Foreign Currency and (iv) each such additional date as the Bank shall determine or require.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).

“Security Documents” means, collectively, (a) the Pledge Agreement and (b) the Control Agreement and (c) each other document, agreement, certificate and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (a) and (b).

“Spot Rate” means, with respect to any Foreign Currency, the rate quoted by the Bank as the spot rate for the purchase by the Bank of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m., London time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Foreign Currency.

“Standard Letter of Credit Practice” means, for Bank, any U.S. federal or state or foreign law or letter of credit practices applicable in the city in which Bank Issued the applicable Letter of Credit or for its branch or correspondent banks, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be.  Such practices shall be (i) of banks that regularly issue letters of credit in the particular city, and (ii) required or permitted under the ISP (as defined below) or UCP (as defined below), as chosen in the applicable Letter of Credit.  “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.  “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate Dollar Amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Account Party.

“Taxes” has the meaning specified in Section 2(c).

“Threshold Amount” means $50,000,000.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Upfront Fee” has the meaning specified in Section 2(i) hereto.

“U.S.” means United States of America.

(b)           Exchange Rates; Currency Equivalents.

(i)            The Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Amounts of Letters of Credit denominated in Foreign Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements required to be delivered hereunder or calculating financial covenants hereunder and except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Bank.

(ii)           Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Bank.

2.            LETTER OF CREDIT FACILITY.

(a)           General.  At the request of the Account Party, Bank agrees, on and subject to the terms and conditions of this Agreement, to issue standby Letters of Credit for the account of the Account Party in U.S. dollars or a Foreign Currency from time to time during the period from the Closing Date to but not including the Commitment Termination Date.  Letters of Credit may only be issued on Business Days.  The request to issue a Letter of Credit (an “Application”) shall be in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication acceptable to Bank) and, upon the receipt of any Application, Bank shall process such Application in accordance with its customary procedures and shall, subject to Section 4, promptly issue the Letter of Credit requested thereby (but in no event shall Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by Bank and the Account Party.  Inquiries, communications and instructions (whether written, facsimile or in other electronic form approved by Bank) regarding a Letter of Credit, an Application and this Agreement are each referred to herein as “Instructions”.  Bank’s records of the content of any Instruction will be conclusive, absent manifest error.

(b)           General Payment Obligations.  For each Letter of Credit, the Account Party shall, as to clause (i) below, reimburse Bank, and as to all other clauses below, pay Bank, in each case in U.S. dollars or a Foreign Currency:

(i)            with respect to a drawing under any Letter of Credit, the amount of each drawing paid by Bank thereunder (such date of payment hereinafter referred to as the “Draw Date”) no later than the first succeeding Business Day after the Account Party’s receipt of notice of such payment by Bank (the “Due Date”), with interest as provided below on the amount so paid by Bank (to the extent not reimbursed prior to 2:00 p.m. Eastern Time on the Draw Date) for the period from the Draw Date to the date the reimbursement obligation created thereby is satisfied in full (the “Payment Date”).  If the Payment Date is on or prior to the Due Date, such interest shall be payable at the Prime Rate as in effect from time to time during the period from the Draw Date to the Payment Date.  If the Payment Date is after the Due Date, such interest shall be payable (x) as provided in the preceding sentence during the period from and including the Draw Date to and not including the Due Date, and (y) at the Prime Rate as in effect from time to time plus 2% from and including the Due Date to and not including the Payment Date;

(ii)           the fees payable by the Account Party at such times and in such amounts as are set forth in Section 2(i).

(iii)          except as otherwise provided in clause (i) above and clause (iv) below, interest on each amount payable by the Account Party under the applicable Credit Documents for each day from and including the date such payment is due to and not including the date of payment, on demand, at a rate per annum equal to the Prime Rate as in effect from time to time plus 2%;

(iv)          within ten (10) days of demand, Bank’s documented out-of-pocket costs and expenses (including the reasonable and documented legal fees, charges and disbursements of outside counsel to Bank incurred in connection with the protection or enforcement of Bank’s rights against the Account Party under this Agreement and the other applicable Credit Documents and any correspondent bank’s documented charges related thereto), with interest from the date of demand by Bank to and not including the date of payment by the Account Party, at a rate per annum equal to the Prime Rate as in effect from time to time plus 2%;

(v)           if as a result of any Change in Law, Bank determines that the cost to Bank of Issuing or maintaining any Letter of Credit is increased (excluding, for purposes of this clause (a)(v), any such increased costs resulting from (A) income taxes, franchise taxes and similar taxes imposed on Bank by any taxing authority, any U.S. federal withholding taxes imposed under FATCA and Other Taxes (in each case as to which Section 2(c) shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the U.S. or by the foreign jurisdiction or state under the laws of which Bank is organized or has its lending office or any political subdivision thereof), then the Account Party will pay to Bank, from time to time, within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, additional amounts sufficient to compensate Bank for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Account Party by Bank, shall be conclusive and binding for all purposes, absent manifest error; and

(vi)          if Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company as a consequence of this Agreement or the Letters of Credit issued by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s or its holding company’s policies with respect to capital adequacy), then from time to time the Account Party will pay to Bank within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.  A certificate as to such amounts submitted to the Account Party by Bank shall be conclusive and binding for all purposes, absent manifest error.

Bank shall use reasonable efforts to designate a different lending office if such designation will avoid (or reduce the cost to the Account Party of) any event described in the preceding sentence and such designation will not, in Bank’s good faith judgment, subject Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to Bank.

Notwithstanding the provisions of clause (v) or (vi) above or Section 2(c) below (and without limiting the immediately preceding paragraph), Bank shall not be entitled to compensation from the Account Party for any amount arising prior to the date which is 180 days before the date on which Bank notifies the Account Party of such event or circumstance (except that if such event or circumstance is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof).

Any payments received by Bank pursuant to the Credit Documents after 1:00 p.m. Eastern shall be deemed to have been made on the next succeeding Business Day for all purposes under the Credit Documents.

(c)           Immediately Available Funds; No Withholding.  All reimbursements and payments by or on behalf of the Account Party shall be made in immediately available funds, free and clear of and without deduction for any present or future Taxes, set-off or other liabilities, to such location as Bank may reasonably designate from time to time.  The Account Party shall pay all withholding taxes and Other Taxes imposed by any taxing authority on reimbursement or payment under any Letter of Credit and any Credit Document, and shall indemnify Bank against all liabilities, costs, claims and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any such taxes, except to the extent that such taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Bank.  Any such indemnification payment shall be made within ten (10) days from the date Bank makes written demand therefor.  “Taxes” means all taxes, fees, duties, levies, imposts, deductions, charges or withholdings of any kind (other than income taxes, franchise taxes and similar taxes imposed on Bank by any taxing authority and any U.S. federal withholding taxes imposed under FATCA).  “Other Taxes” means all present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document.

(d)           Automatic Debit and Set-Off.  Upon the occurrence and during the continuance of any Event of Default with respect to the Account Party, Bank may (but shall not be required to), without demand for reimbursement or payment or notice to the Account Party, and in addition to any other right of set-off that Bank may have, debit any account or accounts maintained by the Account Party with any office of Bank (now or in the future) and set-off and apply (i) any balance or deposits (general, special, time, demand, provisional, final, matured or absolute) in the account(s) and (ii) any sums due or payable from Bank, to the payment of any and all Obligations owed by the Account Party to Bank, irrespective of whether Bank shall have made any demand under this Agreement and although such Obligations may be contingent or unmatured.  Bank agrees promptly to notify the Account Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(e)           Obligations Absolute.  The Account Party’s reimbursement and payment obligations under this Section 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation:

(i)            any lack of validity, enforceability or legal effect of any Letter of Credit or any Credit Document or any term or provision therein;

(ii)           payment against presentation of any draft, demand or claim for payment under any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit (individually, a “Drawing Document” and collectively, the “Drawing Documents”) that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)          Bank or any of its branches or affiliates being the beneficiary of any Letter of Credit;

(iv)          Bank or any correspondent bank honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under such Letter of Credit;

(v)           the existence of any claim, set-off, defense or other right that Account Party or any other Person may have at any time against any beneficiary or any assignee of proceeds, Bank or any other Person; or

(vi)          any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2(e), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Obligations, whether against Bank, the beneficiary or any other Person;

provided, however, that subject to Section 5(b) below, the foregoing shall not release Bank from such liability to the Account Party as may be determined by a court of competent jurisdiction by a final and nonappealable judgment against Bank following reimbursement and/or payment of the Obligations.

(f)            Computation of Interest and Fees; Maximum Rate.  All computations of interest and fees to be made hereunder and under any other Credit Document shall be made on the basis of a year consisting of (i) in the case of interest determined with reference to the Prime Rate, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii), for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that Bank has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Bank shall at its option (i) promptly refund to the Account Party any interest received by Bank in excess of the maximum lawful rate or (ii) apply such excess to any outstanding Obligations.  It is the intent hereof that the Account Party not pay or contract to pay, and that Bank not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Account Party under applicable law.

(g)           Expiry Date of Letters of Credit.  Each Letter of Credit shall expire at or prior to the earlier of (a) the close of business on the date one year after the date of the Issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (b) the Final Maturity Date; provided, however, if the Account Party so requests in any applicable Application, Bank agrees to issue a Letter of Credit that provides for the automatic renewal for successive periods of one year or less until Bank shall have delivered prior written notice of nonrenewal to the beneficiary of such Letter of Credit (a “Notice of Non-Extension”) no later than 60 days prior to the stated maturity date specified in such Letter of Credit (such time, the “Non-Extension Notice Date”).  The Account Party acknowledges that Bank shall not be required to extend any Letter of Credit if Bank has determined that it would have no obligation at such time to issue such Letter of Credit (as extended) under the terms hereof.

(h)           Permanent Reduction of Commitment. The Account Party shall have the right at any time and from time to time, upon at least three Business Days’ prior irrevocable written notice to Bank, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof.  All Commitment Fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

(i)            Fees. The Account Party agrees to pay the following amounts:

(i)            a non-refundable upfront fee (the “Upfront Fee”), in an aggregate amount equal to 0.025% of the Commitment.  The entire amount of the Upfront Fee will be fully earned and shall be due and payable in full in cash on the Closing Date;

(ii)           a non-refundable commitment fee (a “Commitment Fee”), for each calendar quarter (or portion thereof) at a per annum rate equal to 0.125% of the actual daily aggregate unused portion of the Commitment, payable in arrears (A) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date through the Commitment Termination Date and (B) on the Commitment Termination Date; and

(iii)          a non-refundable letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit issued for the account of the Account Party and outstanding during such quarter, at a per annum rate equal to 0.425% of the actual daily aggregate Stated Amount of such Letters of Credit.  The Letter of Credit Fee shall be due and payable quarterly in arrears (A) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date through the Final Maturity Date, (B) on the Final Maturity Date and (C) on the Final Expiry Date.

3.            ACCOUNT PARTY’S RESPONSIBILITY.  The Account Party is responsible for approving the final text of any Letter of Credit Issued by Bank for its account, irrespective of any assistance Bank may provide such as drafting or recommending text or by Bank’s use or refusal to use text submitted by the Account Party.  The Account Party is solely responsible for the suitability of the Letter of Credit for the Account Party’s purposes.  The Account Party will examine the copy of each Letter of Credit Issued for its account and any other documents sent by Bank in connection with such Letter of Credit and shall promptly notify Bank of any non-compliance with the Account Party’s Instructions and of any discrepancy in any document under any presentment or other irregularity.  The Account Party understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Bank in accordance with standard industry practice and the Account Party hereby consents to such revisions and changes.

4.            CONDITIONS OF CLOSING AND ISSUANCE.

(a)           Conditions Precedent to Closing. The obligation of Bank to close this Agreement and to Issue any Letters of Credit on the Closing Date is subject to the satisfaction of each of the following conditions:

(i)            Executed Credit Documents.  This Agreement, together with any other applicable Credit Documents, shall have been duly authorized, executed and delivered to Bank by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(ii)           Closing Certificates; Etc.  Bank shall have received each of the following in form and substance reasonably satisfactory to Bank:

(A)   Officer’s Certificate.  A certificate from a Responsible Officer of the Account Party to the effect that (A) all representations and warranties of the Account Party contained in this Agreement and the other Credit Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); and (B) as of the Closing Date, no Default or Event of Default has occurred and is continuing.

(B)   Certificate of Secretary of the Account Party.  A certificate of a Responsible Officer of the Account Party certifying as to the incumbency and genuineness of the signature of each officer of the Account Party executing Credit Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the memorandum of association (or equivalent), as applicable, of the Account Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bye-laws or other governing document of the Account Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of the Account Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4(a)(ii)(C).

(C)   Certificates of Good Standing.  Certificates as of a recent date of the good standing of the Account Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by Bank, each other jurisdiction where the Account Party is qualified to do business.

(D)   Opinions of Counsel.  Opinions of counsel to the Account Party addressed to Bank with respect to the Account Party, the Credit Documents and such other matters as Bank shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of Bank).

(iii)          Lien Search.  Bank shall have received the results of a Lien search, in form and substance reasonably satisfactory to Bank, indicating among other things that the Collateral is free and clear of any Lien.

(iv)          Consents; Defaults.

(A)   Governmental and Third Party Approvals.  The Account Party shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of Bank) in connection with the transactions contemplated by this Agreement and the other Credit Documents and all applicable waiting periods shall have expired without any action being taken by any Person that would reasonably be expected to restrain, prevent or impose any material adverse conditions on the Account Party or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of Bank would reasonably be expected to have such effect.

(B)   No Injunction, Etc.  No action, proceeding or investigation shall have been instituted, threatened in writing or proposed in writing before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or which, in Bank’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.

(v)           Payments at Closing.  The Account Party shall have paid to Bank (i) the Upfront Fee and (ii) all other fees and reasonable and documented expenses of Bank required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby.

(vi)          Miscellaneous.

(A)   PATRIOT Act, etc.  The Account Party shall have provided to Bank the documentation and other information requested by Bank in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations.

(B)   Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Bank.  Bank shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(b)           Conditions Precedent to Issuance of Letters of Credit. The obligation of Bank to Issue Letters of Credit (including any Letters of Credit Issued on the Closing Date) is subject to the satisfaction of each of the following conditions:

(i)            Continuation of Representations and Warranties.  The representations and warranties contained in this Agreement and the other Credit Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such issuance with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing on the Issuance date with respect to such Letter of Credit or after giving effect to the issuance of such Letter of Credit on such date.

(iii)          Notice and Collateral Value Certificate.  Bank shall have received an Application from the Account Party and a Collateral Value Certificate pursuant to Section 7(e)(iii).

(iv)          Miscellaneous.  In addition to the foregoing, Bank shall be under no obligation to Issue any Letter of Credit if:

(A)   any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over Bank shall by its terms enjoin or restrain the Issuance of such Letter of Credit or any law applicable to Bank, Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date and which Bank in good faith deems material to it;

(B)   Bank shall have delivered a Notice of Non-Extension with respect to such Letter of Credit;

(C)   the expiry date of such Letter of Credit would occur more than twelve months after the date of issuance or last extension unless Bank has approved such expiry date in writing;

(D)   the expiry date of such Letter of Credit occurs after the Final Maturity Date, unless Bank has approved such expiry date in writing;

(E)   such Letter of Credit is not substantially in form and substance reasonably acceptable to Bank; or

(F)   immediately after giving effect thereto, the amount of Outstanding Letters of Credit would exceed the Commitment or the Collateral Value of the Collateral at such time.

5.            INDEMNIFICATION; LIMITATION OF LIABILITY.

(a)           Indemnification.  The Account Party agrees to indemnify and hold harmless Bank (including its branches and affiliates), its correspondent banks and each of their respective directors, officers, employees, attorneys and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, liabilities, losses, fines, damages, penalties, interest, costs and expenses (including expert witness fees and reasonable out-of-pocket legal fees, charges and disbursements of any counsel (including outside counsel fees and expenses), and all expenses of arbitration or litigation and in preparation thereof), in each case, which are documented and may be incurred by or awarded against any Indemnified Person (collectively, the “Costs”), and which arise out of or in connection with or by reason of this Agreement, the other Credit Documents, the actual or proposed use of the proceeds of the Letters of Credit or any of the transactions contemplated thereby, including, without limitation, any Costs which arise out of or in connection with, or as a result of:

(i)            any Letter of Credit or any pre-advice of its Issuance;

(ii)           any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Letter of Credit;

(iii)          any actual or prospective action or proceeding arising out of, or in connection with, any Letter of Credit or any Credit Document (whether administrative, judicial or in connection with arbitration, whether based on contract, tort or any other theory, and whether brought by a third party or by the Account Party or any Subsidiary thereof, and regardless of whether any Indemnified Person is a party thereto), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)          any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)           any unauthorized Instruction or error in computer or electronic transmission in connection with any Letter of Credit Issued hereunder;

(vi)          an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any Letter of Credit Issued hereunder;

(vii)         any third party seeking to enforce the rights of the Account Party, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document in connection with any Letter of Credit Issued hereunder;

(viii)        the fraud, forgery or illegal action of parties other than any Indemnified Person in connection with any Letter of Credit Issued hereunder;

(ix)          Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation in connection with any Letter of Credit Issued hereunder; or

(x)           the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnified Person in connection with any Letter of Credit Issued hereunder;

in each case, including that resulting from Bank’s own negligence; provided, however,  that such indemnity shall not be available to any Person claiming indemnification under this Section 5(a) to the extent that such Costs (A) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person, (B) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a claim by the Account Party against an Indemnified Person for breach in bad faith of the obligations of such Indemnified Person hereunder or under any other Credit Document, or (C) result from any dispute solely between or among Indemnified Parties.  The Account Party hereby agrees to pay Bank within fifteen (15) days after demand from time to time all amounts owing under this Section 5(a).  This indemnity provision shall survive termination of this Agreement and all Letters of Credit.

(b)           Direct Damages; No Punitive Damages.  The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of any Credit Document or any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Account Party that are determined by a court of competent jurisdiction by a final and nonappealable judgment to have been caused directly by Bank’s gross negligence, willful misconduct or breach in bad faith in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit.  Bank shall be deemed to have acted with due diligence and reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with any Credit Document.  No Indemnified Person shall be liable for any damages arising from any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) in connection with this Agreement or the other Credit Documents, except to the extent that any losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Indemnified Person in making any such transmission as determined by a final nonappealable judgment of a court of competent jurisdiction.

(c)           Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, no Indemnified Person shall be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages or losses regardless of whether or not such party or Indemnified Person shall have been advised of the possibility thereof or the form of action in which such damages or losses may be claimed.  The Account Party shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against Bank or any other Indemnified Person, including by enforcing its rights in appropriate proceedings diligently pursued in the underlying transaction.

(d)           No Responsibility or Liability.   Without limiting any other provision of this Agreement or any other Credit Document, Bank and each other Indemnified Person (if applicable) shall not be responsible to the Account Party for, and/or Bank’s rights and remedies against the Account Party and the Obligations shall not be impaired by:

(i)            honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)           acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft;

(iii)          the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Bank’s determination that such Drawing Document appears on its face to substantially comply with the terms and conditions of the Letter of Credit);

(iv)          acting upon any Instruction that it in good faith believes to have been given by a Person authorized to give such Instructions;

(v)           any errors in interpretation of technical terms or in translation;

(vi)          any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated person or entity or any other Person, other than an Indemnified Person;

(vii)         any breach of contract between the beneficiary and the Account Party or any of the parties to the underlying transaction;

(viii)        payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(ix)          acting as required or permitted, or failing to act as permitted, in each case under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(x)           honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Bank if subsequently Bank or any court or other finder of fact determines such presentation should have been honored;

(xi)          dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xii)         honor of a presentation that is subsequently determined by Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

6.            REPRESENTATIONS AND WARRANTIES.  The Account Party hereby represents and warrants to Bank (all of which representations and warranties will be repeated as of the date of each new Application submitted by the Account Party to Bank and as of the date of Issuance of any Letter of Credit requested in each such Application) as follows:

(a)           Organization, etc.  The Account Party is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect.

(b)           Power and Authority.  The Account Party has the requisite power and authority to execute and deliver this Agreement and each other Credit Document to which it is a party and to perform and observe the terms and conditions stated herein and therein, and the Account Party has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document.

(c)           Valid and Binding Obligation.  This Agreement constitutes, and each other Credit Document when signed and delivered by the Account Party to Bank will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against the Account Party generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each such other Credit Document have been validly executed and delivered by each party thereto other than the Account Party.

(d)           No Violation or Breach.  The Account Party’s execution, delivery and performance of each Credit Document to which it is a party and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its memorandum of association, bye-laws or other organizational documents; (ii) violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property, the violation or contravention of which would have a Material Adverse Effect; or (iii) result in the breach of any provision of, or in the imposition of any lien or encumbrance (except for liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound, the contravention of which agreement or arrangement would have a Material Adverse Effect.

(e)           Approvals.  No authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by the Account Party in connection with the execution and delivery by the Account Party of any Credit Document to which it is a party or the Issuance by Bank of any Letter of Credit for the account of the Account Party pursuant to this Agreement and the related Application, except for those which have been duly obtained, taken, given or made and are in full force and effect; and except where failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect.

(f)            Compliance with Laws.  The Account Party is in compliance with all applicable laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Application, Letter of Credit or transaction of the Account Party under any Credit Document to which it is a party will contravene any laws, treaties, rules or regulations of any Governmental Authority, including, without limitation, any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it, except where the noncompliance with which would not have a Material Adverse Effect.

(g)           No Default Under Other Agreements.  The Account Party is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound, which would have a Material Adverse Effect.

(h)           No Arbitration Proceeding or Litigation.  There is no pending or, to the knowledge of the Account Party, threatened arbitration proceeding, litigation or action against it which (i) is reasonably likely to have a Material Adverse Effect or (ii) may affect the legality, validity or enforceability of this Agreement or the other Credit Documents.

(i)            Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i)            None of (i) the Account Party or any of its Subsidiaries, or, to the knowledge of the Account Party and its Subsidiaries, any of their respective directors, officers, or employees, or (ii) any agent or representative of the Account Party or any of its Subsidiaries that will act in any capacity in connection with this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person or (C) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, in a manner that would result in the violation of applicable Sanctions by any party hereto.

(ii)           The Account Party and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Account Party and its Subsidiaries and their respective directors, officers and employees with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iii)          The Account Party and its Subsidiaries, and, to the knowledge of the Account Party and its Subsidiaries, each director, officer, employee and agent of the Account Party and each such Subsidiary, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.

(iv)          No proceeds of any Letter of Credit have been used, directly or indirectly, by the Account Party or any of its Subsidiaries or, to the knowledge of the Account Party and its Subsidiaries, any of its or their respective directors, officers, employees and agents in violation of Section 7(i).

(j)            Filed All Tax Returns and Paid All Taxes.  The Account Party has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes which are being contested in good faith or those which the failure to file or pay would not have a Material Adverse Effect.  The Account Party has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested in good faith.

(k)           Financial Statements.  The financial statements most recently furnished to Bank by the Account Party, if any, fairly present in all material respects the financial condition of the Account Party as at the date of such financial statements and for the periods then ended in accordance with GAAP (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and there has been no material adverse change in the Account Party’s business or financial condition or results of operations since the date of the Account Party’s most recent annual financial statements.

(l)            Collateral.  On the date of Issuance of any Letter of Credit for the account of the Account Party, both immediately before and after giving effect to such Issuance, the amount of Outstanding Letters of Credit does not exceed the Collateral Value of the Collateral.

(m)          Margin Stock.  Neither the Account Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(n)           No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2019, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

(o)           Investment Company.  The Account Party is not an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).

7.            AFFIRMATIVE COVENANTS.  Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitment terminated, the Account Party shall:

(a)           GAAP Financial Statements.  Deliver to Bank, in form and detail satisfactory to Bank:

(i)            As soon as available and in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2021, the Quarterly Statement prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

(ii)           As soon as available and in any event within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2020, the Annual Statement prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.

(b)           Certificates; Other Reports.  Deliver to Bank:

(i)            at each time financial statements are delivered pursuant to Section 7(a), a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, vice president—finance, principal accounting officer, treasurer or assistant treasurer of the Account Party, together with a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in such Covenant Compliance Worksheet;

(ii)           promptly upon receipt thereof, copies of all reports, if any, submitted to the Account Party, or any of its respective boards of directors by its respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

(iii)          promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by Bank; and

(iv)          such other information regarding the operations, business affairs and financial condition of the Account Party or any Subsidiary thereof as Bank may reasonably request.

(c)           Notice of Litigation and Other Matters.  Promptly (but in no event later than ten (10) days after any Responsible Officer of the Account Party becoming aware thereof) notify Bank in writing of:

(i)            the occurrence of any Default or Event of Default;

(ii)           the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Account Party or any of its respective properties, assets or businesses in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;

(iii)          any attachment, judgment, lien, levy or order exceeding the Threshold Amount that has been assessed against the Account Party or any Subsidiary thereof; and

(iv)          any announcement by A.M. Best of any change in the Financial Strength Rating of the Account Party.

Each notice pursuant to Section 7(d) shall be accompanied by a statement of a Responsible Officer of the Account Party setting forth details of the occurrence referred to therein and stating what action the Account Party has taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

(d)           Collateral.  Comply with the following:

(i)            Pursuant to the Security Documents and as collateral security for the payment and performance of its Obligations, the Account Party shall grant and convey to Bank a security interest in the Collateral charged and pledged by it, prior and superior to all other liens, except for liens in favor of the Custodian securing payment of amounts advanced to settle authorized transactions or pay income or distributions in respect of Collateral.  The Account Party shall cause the Collateral charged and pledged by it to be made subject to the Security Documents (in form and substance reasonably acceptable to Bank) necessary for the perfection of the security interest in the Collateral and for the exercise by Bank of its rights and remedies with respect thereto.  The Account Party shall promptly after the date hereof file a charge against the Collateral with the Bermuda Registrar of Companies and deliver evidence of such filing to Bank no later than thirty (30) days after the date hereof.

(ii)           The Account Party shall at all times cause the Collateral Value of the Collateral pledged by the Account Party to equal or exceed the amount of Outstanding Letters of Credit at such time.  If on any date the Outstanding Letters of Credit shall exceed the Collateral Value of the Collateral pledged by the Account Party, the Account Party agrees to pay or deliver within three (3) Business Days to the Custodian Collateral having an aggregate Collateral Value of not less than the amount of such excess, with any such Collateral to be held in the Account Party’s Custodial Account as security for all Obligations hereunder.

(iii)          The Account Party shall deliver to Bank a Collateral Value Certificate, setting forth the Outstanding Letters of Credit, the fair market value of the Collateral by category and in the aggregate, the calculation of each Collateral Value and such other information as Bank may reasonably request (A) not later than 11:00 a.m. on the Business Day immediately preceding the date on which any Letter of Credit is to be Issued, (B) within ten (10) Business Days after the end of each calendar month, (C) at and as of such other times as Bank may reasonably request and (D) at such other times as the Account Party may desire.

(iv)          The Account Party shall cause the Custodian to provide to Bank, in a manner and at times consistent with the terms of the Control Agreement, information with respect to each of its Custodial Accounts, in a format to be agreed by Bank (acting reasonably), which information shall provide, without limitation, a detailed list of the assets in each such Custodial Account (including the amount of cash and a detailed description of the Collateral (including a breakdown listing the name of each issuer, and the fair market value of the assets held of such issuer)), the fair market value of those assets and the pricing source of such valuation.

(e)           Payment of Taxes and Other Obligations.  Except where the failure to pay or perform such items described in this Section would not reasonably be expected to have a Material Adverse Effect or impact the Collateral, the Account Party will pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property; provided, that the Account Party may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

(f)            Compliance with Laws and Approvals.  Observe and remain in compliance in all material respects with all applicable laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(g)           Maintenance of Books and Records; Inspection.  (i) maintain adequate books, accounts and records, in which full, true and correct entries in all material respects shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of Bank, and after the occurrence and during the continuance of an Event of Default, Bank, to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and at its own cost and expense (other than after the occurrence of an Event of Default), and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Account Party, the independent public accountants of the Account Party (and by this provision the Account Party authorizes such accountants to discuss the finances and affairs of the Account Party), all at such times that will not materially interrupt or interfere with the operation of the Account Party’s business and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that except during the continuance of an Event of Default Bank shall not exercise such rights described in clause (ii) of this Section more than once per calendar year.

(h)           Use of Proceeds.  Comply with the following:

(i)            The Account Party shall use the Letters of Credit to support insurance obligations, obligations under reinsurance agreements and retrocession agreements and similar risk obligations and for general corporate purposes.

(ii)           The Account Party shall not request or use any Issued Letter of Credit, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(i)            Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.  Maintain in effect and enforce policies and procedures designed to ensure compliance by the Account Party, its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

(j)            Further Assurances.  At the Account Party’s cost and expense, the Account Party will execute and deliver to Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Bank to enable Bank to Issue any Letter of Credit pursuant to this Agreement and the related Application, to perfect and maintain the validity and priority of the liens granted pursuant to the Security Documents, to protect, exercise and/or enforce Bank’s rights and interests under any Credit Document and/or to give effect to the terms and provisions of any Credit Document.

8.            FINANCIAL COVENANTS.  Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitment terminated, the Account Party covenants and agrees to the following:

(a)           Minimum Total Shareholder’s Equity.  The total shareholder’s equity of the Account Party, determined in accordance with GAAP, shall be at all times an amount not less $2,143,539,163.00.

(b)           Financial Strength Ratings.  The Account Party shall at all times maintain a financial strength rating by A.M. Best Company and shall not permit such rating to be lower than “B++.”

9.            NEGATIVE COVENANTS.

(a)           [Reserved].

10.          EVENTS OF DEFAULT.  Each of the following shall be an “Event of Default” under this Agreement:

(a)           Failure to Reimburse Draws.  The failure by the Account Party to reimburse or pay any drawing under any Letter of Credit or accrued interest thereon on the Due Date therefor.

(b)           Failure to Pay Certain Other Amounts.  The failure by the Account Party to pay any fee or other amount when due under or in connection with any Credit Document or any Letter of Credit within three (3) Business Days after the same shall become due and payable.

(c)           Breach of Representation and Warranty.  Any representation, warranty, certification or statement made or furnished by the Account Party under or in connection with any Credit Document or as an inducement to Bank to Issue a Letter of Credit shall be false, incorrect or misleading in any material respect when made.

(d)           Failure to Maintain Collateral Value.  The Account Party shall fail to maintain at any time Collateral in which Bank shall have a perfected first priority security interest and having a Collateral Value of not less than the Outstanding Letters of Credit and such failure shall continue or remain unremedied for more than the three (3) Business Day period provided for in Section 7(e)(ii).

(e)           Failure to Perform or Observe Covenants.

(i)            The Account Party’s failure to perform or observe any term, covenant or agreement contained in Sections 7(d)(i), 7(i) or 8; or

(ii)           The Account Party’s failure to perform or observe any term, covenant or agreement contained in any Credit Document (other than those referred to in subsections (a), (b), (c), (d) and (e)(i) of this Section 10), and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for thirty (30) calendar days after the earlier of (1) Bank’s delivery of written notice thereof to the Account Party and (2) the Account Party having actual knowledge that such failure or breach has occurred.

(f)            Insolvency Proceedings, Etc.  The Account Party institutes or consents to the institution of any proceeding under any Bankruptcy Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Account Party, as the case may be, and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Bankruptcy Law relating to the Account Party or to all or any material part of its property is instituted without the consent of the Account Party, as the case may be, and continues undischarged, undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or the Account Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

(g)           Sale of Assets; Merger; Dissolution.  There shall occur in one or a series of transactions: (i) the sale, assignment or transfer of all or substantially all of the assets of the Account Party; (ii) a merger, amalgamation or consolidation of the Account Party without the prior written consent of Bank, except that (A) the Account Party may merge, amalgamate or consolidate with a Subsidiary of the Account Party so long as the Account Party is the surviving entity in any such transaction and (B) the Account Party may merge, amalgamate or consolidate with any Person so long as the Account Party is the surviving entity; or (iii) the dissolution of the Account Party.

(h)           Credit Documents.  Any provision of any Credit Document to which the Account Party is a party shall for any reason cease to be valid and binding or enforceable; or the Account Party shall deny or disaffirm in writing the enforceability of any provision of any Credit Document to which it is a party.

(i)            Security Documents.  Any Security Document to which the Account Party is a party shall for any reason (other than pursuant to the terms thereof) cease to create in favor of Bank a valid and perfected first priority security interest in the Collateral of the Account Party purported to be covered thereby; or Bank shall cease for any reason to hold a perfected first priority security interest in the Collateral of the Account Party; or the Account Party or any Person acting on its behalf shall deny or disaffirm in writing the enforceability of any Security Document.

(j)            Indebtedness Cross-Default.  The Account Party shall (i) default in the payment of any Indebtedness (other than the Obligations) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized (it being understood that a pledge of cash collateral by the Account Party to secure a Hedge Agreement as initial or variation margin does not trigger a violation of this clause (B)).

(k)           Judgment.  One or more judgments, orders or decrees shall be entered against the Account Party by any court and continues without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), equal to or in excess of the Threshold Amount or (ii) for injunctive relief and could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(l)            Employee Benefit Matters.  Any Lien shall be imposed on the assets of the Account Party or its Subsidiaries under ERISA or any foreign laws similar to ERISA governing foreign pension plans.

11.          REMEDIES.  Upon the occurrence and during the continuance of any Event of Default:

(a)           Bank may terminate the Commitment and declare all amounts owed to Bank under this Agreement or any of the other Credit Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall promptly become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Account Party, anything in this Agreement or the other Credit Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Section 10(f), the Commitment shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Account Party, anything in this Agreement or in any other Credit Document to the contrary notwithstanding.

(b)           Solely with respect to the occurrence of an Event of Default under Sections 10(a), (b), (d), or (f), Bank may (i) demand that the Account Party deposit in the Custodial Account an amount of cash equal to 103% of the aggregate Outstanding Letters of Credit to be held and applied to the Obligations and/or (ii) terminate any or all of the Letters of Credit or give Notices of Non-Extension in respect thereof, in each case if permitted in accordance with their terms; provided that upon the occurrence of an Event of Default specified in Section 10(f), the requirement to deliver cash collateralize pursuant to the foregoing clause (i) in respect of all Outstanding Letters of Credit shall automatically become due without demand or other notice of any kind, all of which are expressly waived by the Account Party, anything in this Agreement or in any other Credit Document to the contrary notwithstanding.  Such cash collateral shall be applied by Bank to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been paid in full, the balance, if any, in such Custodial Account shall be returned to the Account Party.

(c)           Bank may exercise from time to time any of the rights, powers and remedies available to Bank under any Credit Document to which the Account Party is a party, under any other documents now or in the future evidencing or securing the Obligations or under applicable law, and all such remedies shall be cumulative and not exclusive.

12.          SUBROGATION.  In the event of an Event of Default, Bank, at its option, shall be subrogated to the Account Party’s rights against any Person who may be liable to the Account Party on any transaction or obligation underlying any Letter of Credit, to the rights of any holder in due course or Person with similar status against the Account Party, and to the rights of any beneficiary or any successor or assignee of any beneficiary.

13.          TERM OF AGREEMENT. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Credit Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

14.          USA PATRIOT ACT; ANTI-MONEY LAUNDERING LAWS.  Bank hereby notifies the Account Party that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Account Party, which information includes the name and address of the Account Party and other information that will allow Bank to identify the Account Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

15.          GOVERNING LAW; UCP; ISP; STANDARD LETTER OF CREDIT PRACTICE.  Each Credit Document and each Letter of Credit shall be governed by and construed in accordance with (a) in the case of each Credit Document (other than the Letters of Credit), the substantive laws of New York and (b) in the case of each Letter of Credit, the governing law specified in the applicable Letter of Credit as determined by Bank and the Account Party (which may include the laws of a particular jurisdiction and the ISP or UCP, if applicable), which is, as applicable, incorporated herein by reference into this Agreement and which shall control (to the extent not prohibited by the laws of New York) in the event of any inconsistent provisions of such law.  Unless the Account Party specifies otherwise in its Application for a Letter of Credit, the Account Party agrees that Bank may issue a Letter of Credit subject to the ISP or UCP.  Bank’s privileges, rights and remedies under the ISP and UCP, as applicable, shall be in addition to, and not in limitation of, its privileges, rights, and remedies expressly provided for herein.  The ISP or UCP, as applicable, shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein.  To the extent permitted by applicable law, as between the Account Party and Bank, (i) this Agreement shall prevail in case of conflict between this Agreement, the UCC and/or Standard Letter of Credit Practice, (ii) the ISP shall prevail in case of conflict between the ISP and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the ISP, and (iii) the UCP shall prevail in case of a conflict between the UCP and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the UCP.

16.          CONSENT TO JURISDICTION AND VENUE.  THE ACCOUNT PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR ANY APPELLATE COURT THEREOF FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH BANK OR THE ACCOUNT PARTY IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK OR PROCEEDING TO WHICH BANK OR THE ACCOUNT PARTY IS A PARTY.  BANK AND THE ACCOUNT PARTY IRREVOCABLY AGREE TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING.  BANK AND THE ACCOUNT PARTY IRREVOCABLY AGREE THAT SERVICE OF PROCESS MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 19 BELOW.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE ACCOUNT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

17.          WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ACCOUNT PARTY AND BANK KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO ANY CREDIT DOCUMENT OR LETTER OF CREDIT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF THE ACCOUNT PARTY OR BANK WITH RESPECT THERETO.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO ISSUE LETTERS OF CREDIT.

18.          BANKRUPTCY AND FORFEITURE REINSTATEMENT.  If any consideration transferred to Bank in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (a) a subsequent bankruptcy or insolvency proceeding; (b) any forfeiture or seizure action or remedy; (c) any fraudulent transfer or preference action or remedy; or (d) any other civil, criminal or equitable proceeding or remedy, then Bank’s claim to recover the voided consideration shall be a new and independent claim arising under the applicable Credit Document and shall be due and payable immediately by the Account Party that is obligated therefor under the terms of the Credit Documents.

19.          NOTICES.  Unless otherwise expressly provided herein, all notices, Instructions, approvals, requests, demands, consents and other communications provided for hereunder (collectively, “notices”) shall be in writing (including by facsimile or other electronic transmission approved by Bank).  All notices shall be sent by regular U.S. mail or certified mail prepaid, by facsimile or other electronic transmission approved by Bank, by hand delivery, by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address set forth on the signature page hereof in the case of the Account Party.  All notices to Bank shall be directed to (i) the office of Bank issuing the Letter of Credit and (ii) if Bank approves of receiving notices by email, to the email address of Bank provided from time to time by Bank to the Account Party, in each case with a copy to: Wells Fargo Corporate Banking, 550 South Tryon Street, MAC D1086-330, Charlotte, NC 28202, Attn: William R. Goley, email: will.goley@wellsfargo.com.  Bank may, but shall not be obligated to, require authentication of any electronic transmission.  Notices sent by hand, Federal Express (or other comparable domestic or international delivery service) or certified mail shall be deemed to have been given when received; notices sent by regular U.S. mail shall be deemed to have been received five (5) days after deposit into the U.S. mail; notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent and receipt has been confirmed.  The Account Party or Bank may change its address for notices by notifying the other of the new address in any manner permitted by this Section.  Unless otherwise agreed by Bank, Bank in its discretion may accept an Application or seek or receive Instruction from, or give or send notice to, the Account Party regarding a Letter of Credit issued for its account, including, without limitation, any amendment thereto or waiver of any discrepancy thereunder, and the Account Party shall be bound by and hereby affirms the Instructions of the other.  The Account Party irrevocably consents that service of process may be made by registered or certified mail directed to it at the address of its agent for service of process, Seon Place, 4th floor, 141 Front Street, Hamilton HM19 Bermuda.

20.          WAIVER AND AMENDMENTS.  No modification, amendment or waiver of, or consent to any departure by Bank or the Account Party from, any provision of any Credit Document will be effective unless made in a writing signed by the Account Party (in the case of Bank) or Bank (in the case of the Account Party), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No party’s consent to any amendment, waiver or modification shall mean that such party will consent or has consented to any other or subsequent request to amend, modify or waive a term of any Credit Document.  No delay by any party in exercising any of its rights or remedies shall operate as a waiver, nor shall any single or partial waiver of any right or remedy preclude any other further exercise of that right or remedy, or the exercise of any other right or remedy.

21.          SUCCESSORS AND ASSIGNS.  Each Credit Document to which the Account Party is a party will be binding on the Account Party’s successors and permitted assigns, and shall inure to the benefit of the respective successors and permitted assigns of the Account Party and Bank.  Except as provided in the last sentence of this Section 21, Bank may assign its rights and obligations under each Credit Document, including its rights to reimbursement regarding any Letter of Credit, in whole or in part, with the Account Party’s consent; provided that the Account Party shall be deemed to have consented to any such assignment unless it objects by written notice to Bank within ten (10) Business Days after having received notice thereof; and, provided further, that the Account Party’s consent to an assignment to any Person shall not be required if (i) the assignment is to an affiliate of Bank or (ii) an Event of Default has occurred and is continuing.  Bank may sell to one or more Persons participations in or to all or a portion of its rights and obligations under the Credit Documents without the Account Party’s consent.  Any assignment in violation of this Section 21 shall be void.  The Account Party shall not assign or transfer any of its interests, rights or remedies related to any Credit Document, in whole or in part, without the prior written consent of Bank.  Any Person to whom Bank delegates its obligation to issue a Letter of Credit must be a bank that is on the List of Qualified U.S. Financial Institutions maintained by the Securities Valuation Office of the National Association of Insurance Commissioners.

22.          SEVERABILITY.  Whenever possible, each provision of each Credit Document shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of any Credit Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of such Credit Document.

23.          ENTIRE AGREEMENT.  This Agreement, together with the other Credit Documents and any other agreement, document or instrument referred to herein, constitute the final, exclusive and entire agreement and understanding of, and supersede all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of the Credit Documents, provided that this Agreement shall not supersede any reimbursement agreement (however titled) that has been entered into specifically with respect to any “direct pay” standby letter of credit or other similar standby letter of credit where the terms of such reimbursement agreement have been drafted to specifically address the particular attributes of, or the particular circumstances of the underlying transaction supported by, such standby letter of credit.

ACCOUNT PARTY:

EVEREST REINSURANCE (BERMUDA), LTD.

By:  /S/ CHRISTOPHER S. DOWNEY

       Name: Christopher S. Downey

       Title:  Managing Director and Chief Executive Officer

Address for Notices:

Seon Place, 4th floor

141 Front Street

Hamilton HM19 Bermuda

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:     /S/ WILLIAM R. GOLEY

       Name:             William R. Goley

       Title:                Managing Director

SCHEDULE I

COLLATERAL BASE

Type of Security	Advance Rates
Cash (denominated in USD) or Certificate of Deposit	100%
Mutual Funds
Listed (on a nationally recognized U.S. exchange) Money Market Mutual Funds	90%
U.S. Fixed Income Mutual Funds (excluding high yield and tax exempt)	80%
U.S. Government Bills, Notes, and U.S. Government Sponsored Agency Securities(1)
Maturing in 5 years or less	95%
Maturing in more than 5 years	90%
High Grade U.S. Corporate/Municipal/Structured Fixed Income Securities (AA/Aa2 or better)
Maturing in 5 years or less	90%
Maturing in more than 5 years	85%
Intermediate Grade U.S. Corporate/Municipal/Structured Fixed Income Securities (BBB/Baa2 or better but worse than AA/Aa2)(2)
Maturing in 5 years or less	85%
Maturing in more than 5 years	80%
Commercial Paper
A1 or P1 Graded Commercial Paper	85%
A2 or P2 Graded Commercial Paper	80%

Notes:

(1)           U.S. Government Bills/Notes/Sponsored Agencies include: U.S. Treasury Bills, Notes, and Bonds; U.S. Government Agency and U.S. Government Sponsored Enterprise (GSE) Securities. Also included are Mortgage-Backed Securities (MBSs). GSE and MBS securities include Fannie Mae, Freddie Mac, Ginnie Mae, FHLB System Banks, and Federal Farm Credit Banks.

(2) Securities rated BBB or Baa2 shall not comprise greater than 20% of Collateral Value.

EXHIBIT A

FORM OF

OFFICER’S COMPLIANCE CERTIFICATE

THIS CERTIFICATE is given pursuant to Section 7(c)(i) of the Standby Letter of Credit Agreement, dated as of February 23, 2021 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Everest Reinsurance (Bermuda), Ltd., a company incorporated and existing under the laws of Bermuda (the “Account Party”), and Wells Fargo Bank, National Association (the “Bank”).

The undersigned hereby certifies that:

1.             He or she is the [Chief Executive Officer] [Chief Financial Officer] [Vice President—Finance] [Principal Accounting Officer] [Treasurer] [Assistant Treasurer] of the Account Party.

2.             Enclosed with this Certificate are copies of the financial statements of the Account Party and its Subsidiaries as of _____________, and for the [________-month period] [year] then ended, required to be delivered under Section 7(a) of the Credit Agreement.  Such financial statements have been prepared in accordance with GAAP [(subject to the absence of notes required by GAAP and subject to normal year-end adjustments)]  and present fairly, in all material respects, the financial condition of the Account Party and its Subsidiaries on a consolidated basis as of the date indicated and the results of operations of the Account Party and its Subsidiaries on a consolidated basis for the period covered thereby.

3.             The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Account Party and its Subsidiaries during the accounting period covered by such financial statements.

4.             The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate [, except as set forth below.

Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that Everest has taken or proposes to take with respect thereto].

5.             Attached to this Certificate as Annex A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Section 8 of the Credit Agreement as of the last day of the period covered by the financial statements enclosed herewith.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _______ day of _____________, ____.

EVEREST REINSURANCE (BERMUDA), LTD.

By:______________________________________

Name:____________________________________

Title:_____________________________________

ANNEX A

COVENANT COMPLIANCE WORKSHEET

A.  Minimum Total Shareholder’s Equity

(Section 8(a) of the Credit Agreement)

(1) Total Shareholder’s Equity as of the date of determination
a) Required:	$2,143,539,163.00
b) Actual:	$

B.  Financial Strength Rating

(Section 8(b) of the Credit Agreement)

(1)   Has the Account Party maintained a financial strength rating by A.M. Best Company at all times from the date of the most recently delivered Officer’s Compliance Certificate to and including the date hereof?

	___ Yes	___ No
(2) Has the financial strength rating by A.M. Best Company for the Account Party been equal to or better than “B++” at all times during the period described in line (1) above?	___ Yes	___ No

EXHIBIT B

FORM OF

COLLATERAL VALUE CERTIFICATE

____________, 20__

Wells Fargo Corporate Banking

550 South Tryon Street

MAC D1086-330

Charlotte, NC 28202

Attention: William R. Goley

Ladies and Gentlemen:

Reference is made to the Standby Letter of Credit Agreement, dated as of February 23, 2021, among Everest Reinsurance (Bermuda), Ltd., a company incorporated and existing under the laws of Bermuda (the “Account Party”), and Wells Fargo BaPnk, National Association (the “Bank”) (as amended or otherwise modified from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

This Collateral Value Certificate is delivered pursuant to Section 7(e)(iii) of the Credit Agreement.  The date of this Collateral Value Certificate is _____________, 20__ (the “Certificate Date”).  Set forth on Attachment A is the computation of the Collateral Value of the Collateral and certain other information required by Section 7(e)(iii) of the Credit Agreement as of ______________, 20__ (the “Valuation Date”), calculated in accordance with the definition of “Collateral Value” contained in the Credit Agreement and the other provisions of the Credit Agreement (including Schedule I thereto).

The undersigned hereby certifies that (i) the information on Attachment A correctly sets forth the Collateral Value (in the aggregate and for each category of Collateral) and the Outstanding Letters of Credit as of the Valuation Date; (ii) the Outstanding Letters of Credit do not exceed the aggregate Collateral Value as of the Valuation Date; and (iii) nothing has come to the attention of the undersigned to cause the undersigned to believe that the Bank does not have a first priority perfected Lien on and security interest in the Collateral set forth on Attachment A as of the Certificate Date.

[Signature page to follow]

ACCOUNT PARTY:

EVEREST REINSURANCE (BERMUDA), LTD.

By:  ____________________________________

       Name:

       Title:

ATTACHMENT A

COLLATERAL VALUE OF THE COLLATERAL

Type of Security	Value	Advance Rates	Collateral Value
Cash (denominated in USD) or Certificate of Deposit	$________	100%	$________
Mutual Funds
Listed (on a nationally recognized U.S. exchange) Money Market Mutual Funds U.S. Fixed Income Mutual Funds (excluding high yield and tax exempt)	$________ $________	90% 80%	$________ $________
U.S. Government Bills, Notes, and U.S. Government Sponsored Agency Securities(1)
Maturing in 5 years or less	$________	95%	$________
Maturing in more than 5 years	$________	90%	$________
High Grade U.S. Corporate/Municipal/Structured Fixed Income Securities (AA/Aa2 or better)
Maturing in 5 years or less	$________	90%	$________
Maturing in more than 5 years	$________	85%	$________
Intermediate Grade U.S. Corporate/Municipal/Structured Fixed Income Securities (BBB/Baa2 or better but worse than AA/Aa2)(2)
Maturing in 5 years or less	$________	85%	$________
Maturing in more than 5 years	$________	80%	$________
Commercial Paper
A1 or P1 Graded Commercial Paper	$________	85%	$________
A2 or P2 Graded Commercial Paper	$________	80%	$________
Total Collateral Value			$________

Notes:

(1)           U.S. Government Bills/Notes/Sponsored Agencies include: U.S. Treasury Bills, Notes, and Bonds; U.S. Government Agency and U.S. Government Sponsored Enterprise (GSE) Securities. Also included are Mortgage-Backed Securities (MBSs). GSE and MBS securities include Fannie Mae, Freddie Mac, Ginnie Mae, FHLB System Banks, and Federal Farm Credit Banks.

(2) Securities rated BBB or Baa2 shall not comprise greater than 20% of Collateral Value.

Outstanding Letters of Credit

Beneficiary	Issue Date	Undrawn Amount	Unreimbursed Drawings
		$________	$________

Total Outstanding Letters of Credit		$________	$________

Ratio of aggregate Collateral Value to Outstanding Letters of Credit: ____________